UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Jerrick Media Holdings, Inc.

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EXPLANATORY NOTE

This filing relates to the 2020 Annual Meeting of Stockholders of Jerrick Media Holdings, Inc. (the “Company”). On June 15, 2020 and June 22, 2020, the Company released the attached articles, respectively, on its website (https://www.jerrick.media) and on its social media accounts.

LinkedIn: https://www.linkedin.com/company/jerrick-media

Twitter: https://twitter.com/JerrickMedia

Facebook: https://www.facebook.com/JerrickMedia

ANNEX A

 Creating Confidence In Crisis

A guide to JMDA’s Proxy Statement and comments on the upcoming July 2020 shareholder meeting.

Jim Cramer, CNBC host and former hedge-fund manager, recently said, “At the end of the day, the market has no conscience... Nobody is investing to make the world a better place.”

To some extent, I agree with him, but on the whole I find this to be an oversimplification of what is actually happening in the markets. Some experts say the stock market has rallied, recently making new highs, because the perceived economic repercussions of the pandemic have not, in fact, been worse. Others are patting the Fed on the back for putting a backstop in the credit markets. My personal opinion is that the broad market has very little idea how to price itself, which is allowing algorithmic trading to set synthetic levels based on liquidity and behavioral algorithms that, as Cramer correctly stated, have no conscience. And yet, the performance of these algorithms is to some degree still based on the emotionally-driven decisions of humans, which they consistently take advantage of. They study and leverage human behavior.

Generally speaking, the market is driven by some combination of logic and emotion, though less so when the government is interfering directly in its affairs. I support a number of the bailout decisions the administration has made, in particular the PPP. However, those are merely temporary solutions for a much more permanent problem. Directly buying corporate securities en masse, for example, is not the type of bailout that helps the people who really need it. Even if they literally have barely begun to buy, the mere existence of the backstop has interfered with normal market activity. This will be a serious problem in the near future, particularly if people conflate the stock market with the economy.

I am paying close attention to these developments as we get prepared to uplist JMDA to the NASDAQ in the midst of one of the most divisive and precarious periods in modern history. My team has always enjoyed a challenge.

The NASDAQ hit a record high last week. Our stock closed at $3.47 which, in my opinion, far from reflects the Company’s underlying value. At the same time, our second-quarter revenue guidance remains intact, with conservative estimates hovering near $350,000. These last months have seen consistent growth in Vocal’s subscriber base and potential revenue pipeline; we expect this strong momentum to be reflected in our third- and fourth-quarter financial results. Post our uplisting to the NASDAQ Capital Markets, with a strong balance sheet, capital for growth, and a technology platform as powerful as Vocal, Jerrick will be positioned to scale revenues exponentially.

This has been our plan since we first publicly listed on the OTCQB in February of 2016. OTCQB stocks are forever battling a technical morass that makes the odds of uplisting notoriously low, with the exception of only the best companies like Jerrick Media Holdings, Inc. (OTCQB: JMDA). It is a game changing event for a company to successfully uplist, particularly when it is done by a committed team and supportive shareholder base. It is even more astounding when it is done with limited dilution, a scalable business model, and capital to execute.

External Growth Drivers

With the uplist behind us, JMDA will be a powerful acquisition vehicle in what I expect to be one of the best buyer’s markets for distressed companies since the 1987 market crash, and the decade-long savings and loan crisis. The success we achieved in integrating the Seller’s Choice digital agency, resuscitating legacy media like General Media's women's magazine Viva, absorbing content sites like Unbalanced and once-defunct content communities like Creators Media (which at one time was valued at $50MM), are prime examples of our assimilation capabilities.

The Company will focus acquisitions across three verticals: direct to consumer agencies, content communities, and data science companies. Our technology can assimilate and scale that of weaker competitors, and accelerate media startups for equity. While I, like many others, expect the economy will take a long time to recover, when it does it will be led by the entrepreneurial spirit and management teams like ours, solving problems and filling voids, particularly in the technology space.

Bailout money cannot save many of the legacy digital platforms that have congested the online space for a decade. JMDA will be able to capitalize on both its rapid organic growth driven by best-in-class algorithms, technology framework, and 650,000 registered creators, as well as through the multiple accretive transactions and acquisitions we have been planning.

Elastic Stability

Extreme market behavior manifests itself in elasticity. Trading algorithms are designed to measure and respond to human behavior by looking to the past. Historical behavioral data can predict the future. This is the fundamental equation for almost all sophisticated business strategies in both financial and digital marketplaces. The key to navigating successfully through the unknown is to study the known. Simply put, data differentiates those who capitalize on elasticity and those who cannot. Data is invaluable at the extreme.

“In order to be successful, you’re betting against the consensus, and you have to be right”

—Ray Dalio

That brings me to where we are today, both in the stock market and our business model. Our technology platform and underlying revenue streams continue to grow and we are experiencing unprecedented control over our cost of acquiring subscribers, their audiences, and the brands that want to access those audiences. The stock market, on the other hand, is chaotic and probably a near term short at the extreme of its elasticity. Renaissance Technologies, the quantitative hedge fund firm founded by Jim Simons, lost almost 21% this year through the first week of June in its supposed market-neutral vehicle, that being a euphemism for algorithmically driven. That is a telltale sign. The quants have lost control of a government-driven inflated market.

Jerrick 2020 Annual Meeting of Shareholders

As we enter into our final chapter as an OTCQB stock, I begin by thanking all of our stakeholders for the trust they place in us.

We work hard to maintain regular communication throughout the year to engage with our network on issues that are important to you. We do this not only for the sake of fiduciary responsibility, but because having these dialogues inevitably makes our team smarter and stronger—we rely on these back-and-forths with our stakeholders to help us continuously crystalize our corporate narrative, craft investor presentations, and refine strategy. I encourage you to review Jerrick's website, and contact us with any inquiries regarding the Company as well as potential brands and creative communities that you believe we can collaborate with.

My hope is that our recent proxy filing announcing Jerrick’s 2020 Annual Meeting of Shareholders sufficiently conveys our intended message: our ongoing commitment to a sound corporate governance framework that incorporates input from our shareholders and emphasizes three central tenets above all else.

• Strong, interdisciplinary Board leadership

• Prudent management practices

• Radical transparency on corporate strategy

Proxy Proposals

The upcoming shareholder meeting and vote, which will be held in a virtual format on July 8th, 2020 at 4:30PM, is more than a formality to pass what we believe are essential proposals for our forward growth. Instead, I see it as a way for us—myself, the Jerrick team, and our shareholders—to get aligned on upcoming initiatives and, more importantly, to come together and get excited about all the growth we are experiencing and value we are creating.

You may pre-register for the meeting by visiting: https://jerrick.media/shareholder-meeting

Proposal No. 1: Election of Directors

In preparing for our anticipated uplisting, we’ve been tasked with reviewing the overall composition of JMDA’s Board of Directors to ensure it reflects the appropriate mix of skill sets, experience, backgrounds, and qualifications that are relevant to Jerrick’s current and future global strategy, business and governance.

The proposed Director nominees, the list of which is below (along with links to their respect bios) represent exactly such a mix of minds:

Mark Standish

Laurie Weisberg

Mark Patterson

In advance of their officially joining the board, our director nominees have been instrumental in helping to prioritize and structure each one of the proposals to be considered at the Annual Meeting.

Proposal No. 2: Approval of the Second Amended and Restated Articles of Incorporation

By increasing the amount of shares of Jerrick’s authorized common stock from our current 15MM to 100MM, the Company will have flexibility to issue common stock for a variety of purposes related to certain investment opportunities, joint ventures, acquisitions, and the like. The upcoming raise to uplisting, and the potential issuance of exercisable securities to those participating in the offering, encompasses using between 4-5 million shares. The Company does not expect to need further financing in the short term. While the standard request for OTCQB companies is an increase to 50MM, we chose to propose 100MM. The additional authorized shares are primarily earmarked by management for perspective accretive transactions that we are exploring as we expand the reach of our technology.

Proposal No. 3: Approval of Grant to Discretionary Authority to Change the Company’s Name

Upon the consummation of its anticipated listing on the NASDAQ Capital Markets, Jerrick intends to change its official company name to “Creatd, Inc.”

Rebranding will initiate the Company’s go-forward growth strategy; Becoming Creatd will better communicate our team's mission to expand our offerings, while continuing to provide innovative technology products and solutions for creators and brands.

Creatd will focus on a community of creators, whose total addressable market totals more than 2.5 billion users globally, for which it will offer democratized, transparent platforms for distribution, sentiment, resources, and monetization.

Proposal No. 4: Approval of 2020 Equity Incentive Plan

Employees at Jerrick have not received any stock- or options-based bonuses for the past 3 years. Instead, we’ve put our blood, sweat, and tears into making the Company and our product what it is, and resolved to push off an incentive plan until now: uplisting time. The plan being proposed at the shareholder meeting will catch us up from the last 3 years, and minimally carry us through 2022.

Proposal No. 5: Authorization of Reverse Stock Split

In its simplest definition, a reverse split is a corporate action whereby a publicly traded company consolidates the number of existing shares of common stock into fewer, proportionally more valuable, shares. As the number of shares outstanding is reduced, the earnings per share increases on a pro rata basis. Most recently, Jerrick executed a 20-for-1 reverse stock split in July 2019, which worked to improve our equity structure. In a similar way, it will only make us stronger to have shareholder approval, and thus the ability, to initiate at maximum a 5-for-1 reverse stock split, if doing so becomes necessary to meet the minimum price requirements for uplisting.

Proposal No. 6: Ratification of Appointment of Independent Registered Public Accounting Firm

Our board believes that the continued retention of RRBB is in the best interests of Jerrick and its shareholders. Since engaging with them on January 3, 2019, we have filed on time without extension for all but one quarterly review. For our 2nd quarter 2019 review, we filed within an extension period, largely due to the extensive number of transactions completed that quarter, most notably the completion of two Tender Offers.

Championing Vocal’s Creators

Lastly, it is more important than ever for our management team to highlight some of our amazing creators and their stories.

Vocal’s Landscape Mode Challenge concluded recently, and showed a new side of many creators who stepped out of their comfort zones to explore creative writing.

Here is the winning story:

Vocal also launched a unique type of Challenge last week—one where there is neither a winner nor a prize, as is usually the case. Instead, Voices for Change challenges the Vocal community to speak up on the critically important societal issues dominating the current events landscape. We opened up our platform for creators to share their experiences with, knowledge about, and solutions in our collective fight for justice. In lieu of prizes, we’re donating $10 for every story entered to the NAACP Legal Defense Fund.

ANNEX B

Pushing Towards New Highs

by JEREMY FROMMER

Jerrick is on the launch pad for uplisting, ready for ignition, and writing a new chapter in the story of technology in the capital markets.

I had a front-row seat at the birth of electronic trading, and it had a profound influence on my career and the thought processes that I would systematically apply to all subsequent endeavors. At first, I was simply enthralled by what we were able to do with the data; how we assessed it and took risk in order to generate more money, with which we could take more risk. I became fascinated by the power and control a trader wielded when relying on data to make decisions. It was years later before I began thinking about the bigger picture and the implications of this new kind of trading. It’s a story about how technology systematically changed a well over 200-year-old industry.

Buy, Buy, Buy; Sell, Sell, Sell

The algorithmic traders buy, buy, buy until the market data tells them otherwise. Quantitative programs trade the market, taking advantage of behavioral analysis and predictability. Then they sell, sell, sell until their programs tell them otherwise. Then they process data, adjust inputs, and repeat.

Trading algorithms operate with the objective to make the most money at the extreme. Therefore, it is in their interest to see extremes met in the most efficient way possible, and as often as possible. And if that means buying until the extreme and then selling with the same sheer force, they will.

Undoubtedly, financial market data helps generate alpha, and hopefully a profit, for traders and institutions, but it’s often at the expense of some portion of the retail or individual investor community. In the end, when bubbles inevitably burst, unsophisticated investors are the last ones buying or selling. More often than not it’s the investors from and employees of the lower socioeconomic classes that sustain the most damage because they often lack data and resources to help inform their decisions. It stands to reason that in the middle of a pandemic, a divisive election, and a great social awakening I referred to as the American Spring, the safest type of investments are companies like JMDA, that own and operate scalable, sustainable, and defendable technology platforms.

Jerrick’s technology platform, Vocal, processes data, identifies inefficiencies and lowers our acquisition costs for creators as well as audience acquisition costs for brands. We then run the adjusted strategies, collect more data, and repeat. In this way, both success and failure define the next success, as we are simply eliminating inputs that failed and increasing and expanding upon the ones that succeeded. This strategy deeply manifests itself in almost every aspect of JMDA’s business model.

Party Like It’s 1999

The year was 1999. Cher was at the top of the charts with “Believe,” an appropriate anthem for the year, and Who Wants to be a Millionaire was the top-rated show; the answer was everyone. Consumer technology went mainstream that year, as Research in Motion (RIM) released the Blackberry and the TiVo was introduced at CES.

All in all, 1999 proved to be a great year for the market. That year alone was responsible for 25% of the total gains the Dow Jones had experienced since its inception. Meanwhile, the NASDAQ rose a colossal 85%, while the S&P rose 20%–that being the fifth straight year of double-digit growth for the S&P. To put the pace of market growth in the late ‘90s into perspective: Today, the NYSE trades nearly 4 billion shares a day, that being nearly 4x what it did in 1999. 133 years ago, daily trading volume on the New York Stock Exchange topped 1 million for the 1st time ever. More than anything, these growth patterns underscore the fact that traders gain a significant edge over the rest of the market as data and volume increase hand in hand.

In total, 1999 saw a record 203.9 billion and 265.6 billion shares traded on the New York Stock Exchange and the NASDAQ, respectively, putting to rest any uncertainty that the future would lie in technology and electronic trading.

The Rise of Tech Dominance

During the mid-’90s, the S&P had begun to show amazing movement, a fact which general consensus attributed almost entirely to tech, for both its effect on trading processes themselves and the actual tech stocks being traded. First, the advent of tech, and its introduction to the trading floor, made trading fundamentally cheaper and more efficient. This had the follow-on effect of making people want to trade more, which itself begot only more trading. The other major effect was that, before long, commissions went from dollars to zero. It was the beginning of the end of commissions (‘easy money’) on Wall Street and the birth of algorithmic data-based trading (or, ‘sophisticated money’). What followed was a slew of new companies and the birth of a whole new industry, which bore the promise of many more great ideas to come in the financial technology space. It was nothing short of revolutionary.

Until the information age, a trader’s alpha was limited. But the ability to quantitatively analyze data at the depths and speeds that new technology offered made legacy analysis obsolete in less than 10 years. Financial technology services would eventually become one of the country’s most valuable exports, along with general innovation. The idea of utilizing data overtook the world of Wall Street at the turn of the century. Then came the first exogenous event of the 21st century. Exogenous events, often black swans, rapidly cause systemic changes that are best studied in hindsight. Today’s market bubble is unlike anything we have seen because it dwarfs the fundamental problems created by the first two crises of the 21st century.

Historical NASDAQ Composite

Early ‘00s: Market Meltdown

The horror of 9/11 reversed decades of growth in the market. In 2003, the Dow bottomed out near 7,800 (it had last been there in late-1997), marking the end of the first bubble of the new millennium. The market did not return to its previous 11,500 high until October of 2006, three years later. Between October 2006 and October 2007, the market finally climbed to 14,000. Easy money and aggressive risk created bubbles in several financial markets, and the world was not prepared for the level of greed and leverage that had infected the financial space. These factors ultimately resulted in the second exogenous event of the 21st century, one that would impact the world deeply and systemically.

The globalization of economies arguably created an impact more pronounced than even the economic damage from the 9/11 terrorist attack. The damage was so severe that the market did not bottom out until March of 2009, at 6,800 (it had last been there in early 1997), and that was another 1,000 points lower than its low in 2003. The Dow would not find its way back to the 11,400 level that it began the century with until years later in January of 2011, post the 2008 financial crisis.

The events of this decade all boil down to this: the stock market went nowhere for the first 10 years of this century and withstood two exogenous crises followed by systemic financial fallout.

‘Too Big to Fail’ and Systemic Risk

In 2008, the only way to save the country from a depression was to provide a government-sponsored financial bailout that helped create the “too big to fail” mentality (a euphemism for bubble). In fact, “too big to fail” has spread far and wide beyond the financial services and insurance businesses. Globalization has created a series of companies that are too big to fail, from the airlines and cruise ship industry to banking and technology infrastructures. This backstop mentality came with $2.8 trillion injected into the economy by the government over the course of three years. The plan back then was to restart the economy by incentivizing hiring within corporate America. (Eventually, it worked. Starting in late 2010, the Dow Jones went on a five-year run to nearly 19,000 before the election of Donald Trump.)

While all this was going on, I myself left Wall Street in 2010 and began a career in the technology space. My first attempt at building a tech company took less than 15 months to fail, and turned out to be a spectacularly humbling experience. I would venture as far as to say that this particular failure changed the trajectory of my life and my perspective on the world, and led me to envision JMDA and our flagship product, Vocal.

As an outsider, looking into my old world of Wall Street, I am both frustrated that I missed the greatest bull market run ever and very concerned over the policies of both the Obama and Trump administrations. They did and do everything they could to continue an easy money policy and a too-big-to-fail mentality, seemingly at any cost.

One such cost would be a historical widening of the socioeconomic gap and its impact on the American people. Until recently, the great divide was still obscured from the reality of day-to-day life. That social bubble is bursting as we speak. Unemployment was another big bubble that we all refused to face. It isn’t solved by the stimulus, it is solved by education and reformation of the workforce ideology. Saving legacy jobs at the expense of training for the future was a fundamentally bad decision by the last few administrations.

Companies kept hiring and consumers kept buying without ever thinking it could come to an end. In spite of technology making many jobs irrelevant or obsolete, and the growing divide between politics, science, and the social classes, the unemployment level defied the odds and touched an extreme low of 3.5% just prior to the pandemic.

Pre-Trump, from 2000 to 2016, the market essentially rose by 65%. In just a three year period, the market rose by nearly 55% from January 2017 to March 2020. But it was a fragile run, grounded less in fundamentals than in wishful thinking and cheerleading. This next decade will have a very different feel to it.

The stock market has recovered nearly all of its losses from its March 2020 lows. If the last 20 years of behavior is predictive, we may very well be in a highly over-extended valuation period for the broad stock market. It would not surprise me to see the market not only retest the lows of March but potentially break below it. At a minimum, as the data indicates, there is a winding and very long road ahead to economic recovery.

Like the market, the digital space is also a combination of human curation and moderation complemented by machine learning algorithms. This combination is what creates the elasticity in the market and margins in the digital space. It leads to extreme movements between fear and euphoria in the stock market, as well as contracting and widening transactional spreads on technology platforms. The current extreme, one that makes ‘hanging chads’ seem silly, may create the conditions for the type of real change it will take to repair what will be years of damage to the economy and our social fabric.

Jerrick On The Launchpad

On July 8th, we will have our first-ever shareholder meeting. This will be a monumental moment for our company. Most of my team has worked tirelessly at great personal sacrifice to bring the company to this tipping point. The below data puts into perspective the enormity of this undertaking:

●	In 2019, there were 159 initial public offerings (IPOs) in the United States. This was half as many as there were 20 years ago when the dotcom bubble was forming.

●	The number of public companies in the US has been on a steady decline since peaking in the late 1990s.

●	3,000+ companies are listed on the NASDAQ.

●	10,000+ entrepreneurial companies are listed on the OTCQB.

●	Over the last decade, an average of 25 and 75 companies a year have uplisted from the OTCQB to the NASDAQ.

●	There are nearly 6,000+ companies with a market cap above $1 billion in the US public markets.

●	In the startup world, the odds of a company achieving a valuation of $1 billion or more is considered so slim, it’s named after a mythical beast—the unicorn.

In late 2013, as I was bouncing back from some of the most difficult—let alone humbling—years of my life, I began to find purpose and direction. Like the incomprehensible power of data itself, my vision was audacious and a top-down approach ideologically with a bottom-up approach operationally. Rather than explain what I wanted to build, I explained to investors what I wanted it to be worth. I wanted to build a billion-dollar company and, to keep things unambiguous, I wanted to do it in the public markets. This way transparency would be unquestionable, both in my actions as well as in our valuation.

Having sold Carlin Financial for $100MM in 2008 to the Royal Bank of Canada, then spending a tumultuous period there watching legendary firms like Bear Stearns, Lehman Brothers, and Merrill Lynch go out of business on top of a complete reversal on strategy at the bank itself, I was exhausted.

During my recovery period, in which I began to reevaluate my own passions, the most prevalent discovery that I made was that I was more of a creative person than I had given myself credit for being. In fact, it was during an early 2014 deep dive into the art world that I was introduced to my partner and President of Jerrick, Justin Maury. He introduced me to the notion that, in one way or another, we were all creators, and together we created Vocal. More interestingly, I discovered that I was no longer driven to success by the lure of money alone. Don’t get me wrong, I want to make lots of money, but having sort of done it (‘lots of money’ is very subjective), I no longer fear not doing it. The loss of fear allowed me to fully express myself. Most importantly, it allowed me to again believe in myself as I did in the early ‘90s, before my 20-year journey on Wall Street. It’s why I proceeded to invest nearly every dollar I had into the ideas that Justin, myself, and our management team could imagine. Once we envisioned the collective, I became convinced that we could build the billion-dollar company I yearned to create.

As I mentioned in my last communication, we are on the launchpad for uplisting, and ready for ignition. I hope you will register to watch our upcoming shareholder meeting, which is a review and near culmination of a meticulously planned path to uplisting and recognition of the value we have created for investors and employees. I look forward to friends, family, investors, media, analysts, and the many other industry relationships our team has established over the years dialing in, hearing our future plans, and, shortly thereafter, in the midst of these strange days, seeing us uplist to the NASDAQ and continue to grow the ecosystem, network, and individual communities we as a company are committed to.

Stay safe, stay healthy and stay in touch. I look forward to hearing from you before the meeting.

Jerrick

LinkedIn: https://www.linkedin.com/company/jerrick-media

Twitter: https://twitter.com/JerrickMedia

Facebook: https://www.facebook.com/JerrickMedia/

Vocal

Instagram: https://www.instagram.com/vocal_creators/

Facebook: https://www.facebook.com/VocalCreators/

Twitter: https://twitter.com/Vocal_Creators

LinkedIn: https://www.linkedin.com/company/vocal